EXHIBIT 99.1

Grant Park Fund Weekly Commentary
For the Week Ended June 19, 2009

June 19, 2009	Weekly ROR[1]	Month-to-Date ROR[1]	Year-to-Date ROR[1]
Class A Units	-2.3%	-3.1%	-7.9%
Class B Units	-2.4%	-3.1%	-8.3%
Legacy 1 Class Units	-2.2%	-2.9%	-2.8%
Legacy 2 Class Units	-2.2%	-2.9%	-2.9%
GAM 1 Class Units	-1.5%	-2.5%	-0.8%
GAM 2 Class Units	-1.5%	-2.5%	-0.9%
GAM 3 Class Units	-1.6%	-2.7%	-1.4%

S&P 500 Total Return Index[2]	-2.6%	0.4%	3.3%
Barclays Capital U.S. Long Government Index[2]	0.8%	-2.2%	-14.2%
1	Subject to independent verification.
2	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Sector Commentary
Agriculturals/Softs:  Grains prices declined sharply last week as the USDA released reports that this year’s crop production would be better than previously forecasted.  A stronger U.S. dollar also played a major role in driving grains prices lower.

Grant Park’s longer-term trading advisors are predominantly short the agriculturals/softs sector.  Grant Park’s shorter-term trading advisors are predominantly long the sector.

Currencies:   Investors drove up the yen and U.S. dollar following a number of bearish global economic indicators last week.    Believing that an economic recovery many not come as quickly as originally expected, speculators liquidated positions in higher-yielding currencies in exchange for the dollar and yen.

Grant Park’s longer-term trading advisors are predominantly short the U.S. dollar.  Grant Park’s shorter-term trading advisors are also predominantly short the U.S. dollar.

Energy:  Crude oil finished slightly lower as speculators forecasted increasing inventories in the coming weeks.  Increased crude oil prices stem from recent increases in the price of crude oil and ongoing decreased production in the industrial sector.

Grant Park’s longer-term trading advisors are predominantly long the energy sector.  Grant Park’s short-term trading advisors are also predominantly long the sector.

Equities:   North American equity indices declined this week in response to weak U.S. production and producer-price index data.  The UK’s FTSE 100 also finished lower as weak prices for commodities put pressure on the mining and energy sectors.

Grant Park’s longer-term trading advisors are predominantly long the equities sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Fixed Income:  U.S. Treasury markets rallied last week because the U.S. Federal Reserve purchased $6.5 billion worth of debt as part of its recently announced buyback campaign.  Weak economic data in the UK and Eurozone supported the European fixed-income markets and moved prices upwards.

Grant Park’s longer-term trading advisors are predominantly long the fixed-income sector.  Grant Park’s shorter-term trading advisors are predominantly short the sector.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

Metals:  Gold prices decreased as a result of the U.S. dollar’s strength.  Liquidations from large commodity funds also put pressure on gold prices.  Realizing that previous inflation projections were over-exaggerated, commodity funds sold out of inflation-hedging gold positions.

Grant Park’s longer-term trading advisors are predominantly long the metals sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Indices Overview 2
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies, rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index:  Long Subset) – A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.